Exhibit 5

October 2, 2006

China Security & Surveillance Technology, Inc.
4/F, East 3/B, Saige Science & Technology Park
Huaqiang, Shenzhen 518028
People’s Republic of China

RE:	Registration Statement on Form S-4 (the “Registration Statement”) of China Security & Surveillance Technology, Inc.

Ladies and Gentlemen:

As securities counsel for China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company ”), you have requested our opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) registering 30,927,265 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), including 1,768,006 shares of common stock, which are issuable upon the exercise of common stock purchase warrants of China Security & Surveillance Technology, Inc., a British Virgin Islands company (“CSST BVI ”), that are being assumed by the Company under the terms of the Plan of Merger (the “Merger Agreement”), dated as of September 30, 2006, between the Company and CSST BVI.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S−K promulgated under the Securities Act for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the Merger Agreement, and minutes and resolutions of the Company’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Company.

Based upon the foregoing, we are of the opinion that the Shares when issued in accordance with the terms of the Merger Agreement as described in the prospectus forming a part of the Registration Statement will be validly issued, fully paid and non−assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP